Exhibit 10.21

THIRD AMENDMENT TO THE

INTERFACE, INC. NONQUALIFIED SAVINGS PLAN II

(as amended and restated effective January 1, 2009)

THIS AMENDMENT to the Interface, Inc. Nonqualified Savings Plan II (the “Plan”) is made on this 15th day of April, 2010, by the Administrative Committee of the Plan (the “Administrative Committee”).

W I T N E S S E T H :

WHEREAS, Interface, Inc. (the “Company”) maintains the Plan for the benefit of its eligible key management and highly compensated employees; and

WHEREAS, Section 9.1 of the Plan provides that the Administrative Committee has the right to amend the Plan at any time; and

WHEREAS, the Administrative Committee previously approved allowing participants to make a change to their elections regarding forms of distribution (as between lump sum and installments) under the Plan, but provisions regarding these election changes were inadvertently omitted from the Plan document;

WHEREAS, the Administrative Committee wishes to amend the Plan to allow participants to make a change to their elections regarding forms of distribution (as between lump sum and installments) under the Plan, subject to certain restrictions provided by Internal Revenue Code Section 409A;

NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2010:

1.	Section 5.3(a) is amended to read as follows:

(a) Benefit Payments Upon Separation from Service. A Participant may elect to have his Annual Account Balance (or any portion thereof) that is payable under Section 5.2(a) or (b) as the result of the Participant’s Separation from Service, at the time he makes his Deferral Election for such Plan Year, paid in the form of a single-sum payment or in annual installments over a 2 to 10-year period, as elected by the Participant under the terms of this subsection (a). A Participant’s election under this subsection (a) shall apply during the Plan Year and during subsequent Plan Years until the date the Participant makes a subsequent election under this subsection (a) applicable for amounts deferred during a subsequent Plan Year. If a Participant does not make an election under this subsection (a), then any portion of his Account that is payable under Section 5.2(a) or (b) shall be paid in the form of a single-sum payment.

(i) Terms of Installment Payments. The following terms and conditions shall apply to installment payments made under this subsection (a):

(A) Installments will be made annually over no less than a 2-year nor more than a 10-year period, as elected by the Participant.

(B) The installment payments will be made in substantially equal annual installments and shall be adjusted for earnings between payments in the manner described in Section 3.7.

(C) Installment payments made after the initial installment payment (made in accordance with the terms of Section 5.2(a) or Section 5.2(b), as applicable) will be made on February 1 of the applicable calendar year.

(D) If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his benefit will be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.

(E) Notwithstanding a Participant’s election of installment payments under this subsection (a), if at the time any installment payment is scheduled to be made, the present value of the portion of the Participant’s Account to which such installment payment election applies is less than $25,000, his benefit shall be paid in the form of a single-sum payment.

(ii) Modifications of Form of Distribution. With respect to a form of distribution specified in accordance with this subsection (a), a Participant may an election for each Annual Account Balance to change from lump sum to installments (with such installments subject to subsection (i) above), to change from installments to a lump sum, or to change the number of installment payments previously elected. Any such election will be effective only if (i) the Participant makes the election to delay payment at least 12 months before the payment date that such Annual Account Balance would be paid (or distributions would commence), pursuant to Section 5.2(a) or (b) (as applicable for such Annual Account Balance), as in effect before the election change under this subsection (the “Previous Separation Payment Date”); and (ii) the payment (or commencement) of such Annual Account Balance is delayed at least 5 years after the Previous Separation Payment Date.

2.	Section 5.3(b)(ii) is amended to read as follows:

(ii) Modifications of Form of Distribution. With respect to a form of distribution specified in accordance with this subsection (b), a Participant may make an election for each Annual Account Balance to change from lump sum to installments, change from installments to a lump sum, or to change the number of installment payments previously elected. Any such election will be effective only if (i) the Participant makes the election to delay payment at least 12 months before the payment date that such Annual Account Balance would be paid (or distributions would commence), pursuant to Section 5.2(c) or (d), as in effect before the election change under this subsection (the “Original Payment Date”); and (ii) the payment (or commencement) of such Annual Account Balance is delayed at least 5 years after his Original Payment Date.

3.	Except as specified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Interface, Inc. has caused the following duly authorized member of the Administrative Committee to execute this Amendment on the date first written above.

INTERFACE, INC.

By:	/s/ Pebbles Holcombe

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